Exhibit 2

Amendment

CBI USA, INC. (“CBI USA”) and DGP CO., LTD. (“DGP”) have entered into this Amendment (this “Amendment”) to amend the Stock Loan Agreement dated February 29, 2024 (the “Original Agreement”) and agree as follows:

- A G R E E M E N T -

1.	Lender : CBI USA

2.	Borrower : DGP

2.	Shares : 340,000 shares of common stock of EXICURE, INC. (“XCUR”) owned by CBI USA

3.	Interest Rate : 4.6 % per annum

(The interest shall be calculated based on the closing price of XCUR shares on the business day before the date of the Original Agreement, U.S. local time.)

4.	Extended Maturity : December 31, 2024

5.	Covenant :

1)	Borrower shall remit all interest payments incurred up to June 30, 2024 to the account designated by Lender.

2)	If for any reason the Shares borrowed by Borrower becomes defective and cannot be returned to Lender in the original condition, Borrower shall be liable for all damages.

Any matters not specified in this Amendment shall be governed by the Original Agreement.

In witness whereof, this Amendment is made in duplicate, signed and stamped by CBI USA and DGP, with a copy to each party.

2024. 06. 20

(Remainder of page intentionally left blank; signature page follows)

Lender : CBI USA

Company Name	:	CBI USA, INC.

Registration No.	:	86-3703094

Address	:	c/o Baker & Hostetler LLP, One North Wacker Drive, Suite 3700, Chicago, IL, 60606, USA

Signed By	:	Kyungwon Oh, CEO

Borrower : DGP

Company Name	:	DGP CO., LTD.

Registration No.	:	220-81-43198

Address	:	23, Geurintekeu-ro, Yeonggwang-eup, Yeonggwang-gun, Jeollanam-do, Republic of Korea 57024

Signed By	:	Kyungwon Oh, CEO (DGP corporate seal)